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                                 Exhibit 10.95

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------


THIS MEMORANDUM OF UNDERSTANDING ("MOU") is effective this 11th day of July 2001, by and between U.S. Wireless Corporation, a Delaware corporation with offices at 2303 Camino Ramon, San Ramon, California 94583 ("USWC" or the "Company") and Oliver Hilsenrath, an individual residing 5151 Blackhawk Drive, Danville, California ("Director"). Director and USWC may be referred to individually as a "Party" and collectively as the "Parties".

WHEREAS, the Company and the Director have agreed to the following terms in order to address concerns raised by the Staff of The Nasdaq Stock Market and to settle all claims and disputes between them, as described herein. The following terms will be reduced to a formal written Settlement Agreement which shall be fully executed by the Parties no later than Friday, July 13, 2001.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Resignation from Board of Directors.
    -----------------------------------

        a. Director hereby resigns his position as Director on the Company's Board of Directors effective at 11:59 p.m. Eastern time on July 11, 2001, and agrees that he shall not be eligible to stand for nomination for election as a director until receipt by the Director of written notification that the Company has determined to:

               i.  liquidate the company's assets;

              ii. make a general assignment for the benefit of the company's creditors;

             iii. seek appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of the assets of the company; or

              iv.  wind up and dissolve the corporation.

        b. A filing pursuant to Chapter 11 of the United States Bankruptcy Code shall not be deemed to constitute a determination to conduct any of the activities specified in clauses (i) through (iv) of paragraph
            (a) above. The Company agrees to provide written notification to Stockholder at least seven (7) calendar days prior to announcement of the decision to conduct any of the activities specified in clauses (i) through (iv) of paragraph (a) above. The fact that Director may become entitled to stand for election as a director in accordance with this Section 1 shall not be construed to mean that the Company supports such a nomination, that Director is qualified to serve as a director of the Company or that Director satisfies any qualification requirements under Delaware law or the Company's certificate of incorporation or bylaws as in effect now or in the future.

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2.  Replacement Director.   Director and the Company shall work in good faith to
    --------------------
    reach mutual agreement upon a replacement director (the "Replacement Director") to assume the director seat vacated by Director. The Company shall, by majority vote of the remaining directors, elect the Replacement Director at the first Board of Directors meeting following agreement as to the Replacement Director, unless the parties are unable to reach mutual agreement as to a Replacement Director, or no Replacement Director agrees to assume the director position, in which case the Board seat shall remain vacant until the next shareholders meeting.

3.  Voting Agreement.  Concurrently with execution of this MOU, Director and the
    ----------------
    Company shall execute the Voting Agreement attached hereto as Exhibit A, which provides that all shares of the Company's common stock held by Director, directly, beneficially or otherwise, whether now or at any other time during the period covered by the Voting Agreement, shall be voted by the Replacement Director (or, in the event that no Replacement Director is elected pursuant to this MOU, by a current independent director selected by Director) pursuant to the terms of the Voting Agreement.

4.  Standstill.   Until Director shall be eligible to stand for nomination as a
    ----------
    director of the Company in accordance with Section 1 of this MOU, the Director hereby agrees that he will not do or cause any of the following, and he will not assist or encourage others to do or cause any of the following, and he will cause all other persons who exercise or share voting control over the Subject Shares (as defined in the Voting Agreement) not to do any of the following, directly or indirectly, unless specifically requested in writing to do so in advance or he obtains written consent therefor in advance in writing by the Company:

                  (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, record or beneficial ownership of any of the assets or business of the Company or of any of its subsidiaries;

                  (b) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, record or beneficial ownership of any securities issued by the Company or any of its subsidiaries, or any rights or options to acquire such ownership (including in the public market or from a third party); or

                  (c) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined under Regulation 14A of the Exchange
    Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company or any of its subsidiaries; or

                  (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries; or

                  (e) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company of any of its subsidiaries; or

                  (f) otherwise act, whether alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or any of its subsidiaries or otherwise seek or propose to influence or control the Company's management or policies; or

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                  (g)  seek to negotiate or influence the terms and conditions of employment of employees of the Company or any of its subsidiaries or any agreement of collective bargaining with employees of the Company or any of its subsidiaries; or

                  (h) enter into any discussions, negotiations, arrangements or understandings with or advise, assist or encourage any third party with respect to any of the foregoing.

5.  Release by Director.  Director agrees to a general release of all claims,
    -------------------
    known and unknown, against U.S. Wireless Corporation, its current and former officers (except David Klarman), Board observer Ed Rosner, directors, employees, attorneys, accountants, representatives, successors and assigns (including attorneys and accountants of any committee of the Board of Directors), up to and including the date of the Settlement Agreement, and would waive any applicable legal statutes which would otherwise allow the pursuit of subsequently discovered claims or acts or omissions prior to the date of the mutual settlement agreement and release, such as California Civil Code section 1542.

    The Company agrees to exclude from this general release any claim that Director might assert against the Company for contractual or equitable indemnification or contribution in connection with the defense of any civil, criminal, administrative or investigative action, suit or proceeding brought against him. The Company does not agree that Director has any such right of indemnification or contribution and does not agree to provide indemnification. Director agrees not to assert against the Company any claim for indemnification, contribution, defense costs, attorneys fees or other payments prior to an adjudication of liability on the merits or other final disposition of any such action, suit or proceeding.

    The Company agrees not to oppose any claim Director might assert for defense costs or indemnification against any of the Company's insurers, including the directors' and officers' liability policy carrier, but the Company does not concede or agree that Director is or will be entitled to defense or indemnification from any such insurers and will cooperate with its insurers in providing any and all information requested by such carriers in connection with any tender by Director.

6.  Release by Company and Certain Affiliates.   The Company, James Eisenstein,
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    David Robkin, Ed Rosner, American Tower Corporation, Liberty Ventures, and
    WT Holdings will agree to a general release of all claims, known and unknown, against Oliver Hilsenrath up to and including the date of the settlement agreement, and waive any applicable legal statutes which would otherwise allow the pursuit of subsequently discovered claims or acts or omissions prior to the date of the mutual settlement agreement and release, such as California Civil Code section 1542.

7.  Consideration.  Director agrees to transfer and convey to the Company
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    ownership of a total of 757,644 shares of Company common stock, calculated as follows:

       a.  256,025 shares issued by the Company directly;

       b. 352,952 shares issued by the Company upon the cashless exercise of stock options; and

       c. 148,667 shares in lieu of $446,000 of wire transfer payments to Telecom Associates and KS Legal (calculated using a $3.00 share price).

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    Ownership of these shares will be transferred to the Company as soon as possible, but in no event more than 14 days from the date of this MOU, with execution of the Settlement Agreement by delivery of stock certificates representing such shares, either duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and in each case with the endorsement signature medallion guaranteed.

8.  Anam Stock.  Director denies that he has, and will not make any claim that
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    he has, any right to or ownership in the 135,593 shares of common stock represented by Stock Certificate No. 616 currently held in the name of Anam Geonet Company.

9.  Disclosure of Documents.  The Company will provide to Director, by July 20,
    -----------------------
    2001, copies of any documents in existence as of the date hereof relevant to the Company's claims against him; provided, however, that the Company will not provide to Director any documents protected from disclosure by the attorney client privilege or the attorney work product doctrine (which shall be deemed to include, without limitation, any and all reports, memoranda and analyses by the Board of Directors, the Executive Committee and Audit Committee of the Board, and of any counsel or accountants to the Company, its Board of Directors or the Executive or Audit Committee).

10. Confidential Information.  Information that has been provided to Director
    ------------------------
    or that may be provided to Director by the Company concerning the Company's investigation that took place starting in February 2001 (including, without limitation, information contained in all documents relating to the investigation that are provided to Director) is confidential information and any disclosure of such information and any trading of company securities while in possession of such information may constitute a violation of securities laws.

11. Notices.  All  communications hereunder shall be in writing and must be
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    personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service, to the parties at the following addresses:

          To the Company:

          U.S. Wireless Corporation
          2303 Camino Ramon, Suite 200
          San Ramon, California 94583
          Attn:  Chief Executive Officer

          With a copy to:

          Pepper Hamilton LLP
          3000 Two Logan Square
          18th and Arch Streets
          Philadelphia, PA  19103
          Facsimile:  215-981-4750
          Attn:  Robert A. Friedel

          To the Director:

          Oliver Hilsenrath
          c/o Robert C. Friese
          Shartsis, Friese & Ginsburg LLP
          One Maritime Plaza, 18th Floor
          San Francisco, CA 94111

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12. Severability.  Whenever possible, each provision or portion of any
    ------------
    provision of this MOU will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this MOU is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13. Specific Performance.  Each of the parties hereto recognizes and
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    acknowledges that a breach by it of any covenants or agreements contained in this MOU will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

14. Entire Agreement. This MOU, together with the Voting Agreement attached,
    -----------------
    embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

15. Remedies Cumulative.  All rights, powers and remedies provided under this
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    MOU or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise thereof by either party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

16. Counterparts.  This MOU may be executed in counterparts, including by
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    facsimile, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, this MOU is effective the day and year first written above.


Oliver Hilsenrath


       /s/ Oliver Hilsenrath
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US Wireless Corporation



By:   /s/ Dennis Francis
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     Dennis Francis
     Chief Executive Officer

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